Scudder Investment Portfolios
One South Street
Baltimore, MD 21201

Security Income Fund - Capital Preservation Series
One Security Benefit Place
Topeka, Kansas 66636-0001

           Re: Late Filing of Form N-CSR for Period Ended March 31, 2005

Ladies and Gentlemen:

This letter is being provided pursuant to Rule 12b-25(c) under the Securities Exchange Act of 1934 as an exhibit to the Form 12b-25 to be filed by Security Income Fund--Capital Preservation Series (the "Fund") with respect to the late filing of its Form N-CSR for the period ended March 31, 2005.

Scudder Investment Portfolios was unable to furnish the financial statements of its Limited Duration Plus Portfolio (the "Portfolio"), the master fund in which the Fund invests all its assets, in a timely fashion as a result of questions regarding the accounting treatment for certain instruments held by the Portfolio and their effect on the calculation of the Portfolio's net asset value.

Very truly yours,

/s/ Julian F. Sluyters
Julian F. Sluyters President and Chief Executive Officer